Exhibit 10.18

AGREEMENT

THIS AGREEMENT (the “Agreement”) dated as of February 7, 2003, is entered into by and between DIANE RENIHAN (hereinafter referred to as “Executive”) and COINSTAR, INC., a Delaware corporation (hereinafter referred to as “Coinstar”).

RECITALS

A. Executive is Chief Financial Officer of Coinstar.

B. Executive and Coinstar were parties to an employment agreement dated June 18, 2001, which agreement expired on December 31, 2002.

C. Executive and Coinstar wish to enter into an agreement to resolve any and all issues that may exist between them in connection with the employment relationship and its planned termination and to address other issues raised by Executive’s resignation.

AGREEMENTS

1. EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

Executive’s employment as Chief Financial Officer of Coinstar will terminate effective as of the close of business on February 28, 2003 (the “Resignation Date”). Contemporaneous with the execution of this Agreement, Executive will submit in writing her resignation from Coinstar in a form substantially similar to the letter attached hereto as Exhibit A. It is understood and agreed that Executive’s last day in the office will be February 7, 2003 and that Executive is entitled to take vacation until the Resignation Date.

2. SEVERANCE PAY AND BENEFITS

Executive shall receive regular pay and benefits through February 28, 2003. Coinstar shall also pay Executive $315,000 (the “Severance Amount”) in accordance with the terms set forth herein. The Severance Amount shall be provided in a lump sum, less applicable deductions and tax withholding, upon the Resignation Date. All benefits shall cease following the Resignation Date, except Executive’s right to self-pay health insurance benefits under COBRA and any right to exercise vested options pursuant to Coinstar’s stock option agreements and plans. No prorated bonus shall be due or payable to Executive for 2003, provided, however, Executive shall receive a bonus for 2002 in the ordinary course of employment.

3. OUTPLACEMENT AND OTHER SERVICES

Coinstar shall provide Executive with outplacement services provided by Lee Hecht Harrison in an amount not to exceed Five Thousand Dollars ($5,000.00). Such services will be evidenced by appropriate invoices and billed directly to Coinstar. Executive shall receive reimbursement for professional tax planning services in calendar year 2003 in an amount not to exceed the cost of nineteen (19) hours. Executive shall also be reimbursed in an amount not to exceed Two Thousand Dollars ($2,000.00) for the services of an attorney.

4. STOCK OPTIONS

All outstanding stock options will be governed by the terms of the existing option agreements and the plans under which they were granted.

5. NON-DISPARAGEMENT OBLIGATION

Executive and Coinstar shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of Executive or Coinstar. Executive and Coinstar further agree to characterize the separation as a resignation.

Each of Executive and Coinstar acknowledges that the non-disparagement provisions of this Section 5 are essential to the other party, that such other party would not enter into this Agreement if it did not include this Section 5, and that damages sustained by such other party as a result of a breach of this Section 5 cannot be adequately quantified or remedied by damages alone. Accordingly, each party shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 5.

6. VALID CONSIDERATION

Executive recognizes and agrees that Coinstar’s commitments and undertakings herein are not required by Coinstar’s policies or procedures or by any contractual obligation of Coinstar and are solely as consideration for resolution of the severance arrangements between Executive and Coinstar arising out of her employment.

7. COMMUNICATIONS REGARDING AGREEMENT

Executive shall not initiate communications regarding this Agreement, except for communications with her attorneys, financial advisors, family, or friends, or except as otherwise required by law or legal process. If asked by any person other than the foregoing, Executive shall state only that she is resigning as Chief Financial Officer to pursue other opportunities.

8. GENERAL RELEASE OF CLAIMS

Each party (a “Releasing Party”) expressly waives any claims against the other party (a “Released Party”) and releases the Released Party (including its subsidiaries, officers, directors, stockholders, managers, agents and representatives) from any claims the Releasing Party may have in any way connected with Executive’s employment with Coinstar and the scheduled termination of her employment. It is understood that this release includes, but is not limited to, any claims Executive may have for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, expressed or implied, any theory of wrongful discharge, any legal restriction on Coinstar’s right to terminate employees, or any federal, state, or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. Executive represents that she has not filed any complaints, charges or lawsuits against Coinstar with any governmental agency or any court, and agrees that she will not initiate, assist or encourage any such actions. This waiver and release shall not waive or release any claims under this Agreement or predicated on acts that occur after the date of execution of this Agreement.

9. NONCOMPETITION AND NONDISCLOSURE

(a) The nature of Executive’s employment with Coinstar has given Executive access to trade secrets and confidential information, including information about its technology and customers. Therefore, during her employment and for a period of twelve (12) months following the Resignation Date, Executive agrees that she will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Coinstar at the time of this Agreement, or (ii) the products or services which have been under research or development by Coinstar during the term of Executive’s employment, and which Coinstar has demonstrably considered for further development or commercialization. The geographic scope of this restriction shall extend to anywhere Executive is doing business, has done business or intends to do business. Executive acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Coinstar.

(b) Executive further agrees she will not at any time disclose any confidential information about Coinstar relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs.

10. REAFFIRMATION OF PRIOR AGREEMENTS

Executive agrees that she shall continue to be bound by the terms of the Proprietary Information and Inventions Agreement following the Resignation Date.

11. SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

12. AVAILABILITY AND CONSULTATION

Executive will make herself reasonably available to Coinstar and counsel for Coinstar for the purpose of enabling Coinstar to defend against any legal claims in which Coinstar determines she may have knowledge or information.

13. REIMBURSEMENT OF CERTAIN EXPENSES

Coinstar will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any consultations under Section 12.

14. ARBITRATION

Except for claims for specific performance or other equitable relief, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Coinstar and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall not preclude Coinstar from seeking court enforcement or relief based upon an alleged violation of Executive’s obligations under any non-competition or non-disclosure agreement.

15. SUCCESSORS AND ASSIGNS

This Agreement will bind and inure to the benefit of each of the parties hereto and their respective legal representatives, successors and assigns.

16. NON-ADMISSION

This Agreement shall not be construed as an admission by either party hereto of any wrongful act, and each party specifically denies any liability to the other party. This Agreement is entered into by the parties solely for the purpose of resolving all disputes between Coinstar and Executive for all events occurring on or before the date of execution of this Agreement.

17. KNOWING AND VOLUNTARY AGREEMENT

Executive represents and agrees that she has read this Agreement, understands its terms and the fact that it releases any claim she might have against Coinstar and its agents, understands that she has the right to consult an attorney of her choice, acknowledges that she has in fact consulted an attorney, and enters into this Agreement without duress or coercion from any source.

18. ENTIRE AGREEMENT

Except for (1) the continuing obligations of Executive under that certain Proprietary Invention and Information Agreement effective December 27, 1999 and Coinstar’s Insider Trading and Communication Policy, as most recently amended, and (2) the continuing rights and obligations under Executive’s existing stock option agreements, this Agreement sets forth the entire understanding between Executive and Coinstar, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Executive’s employment with Coinstar. Executive acknowledges that in executing this Agreement, she does not rely upon any representation or statement by any representative or agent of Coinstar concerning the subject matter of this Agreement.

19. APPLICABLE LAW

This Agreement and all obligations and duties under this Agreement shall be governed by and interpreted according to the laws of the State of Washington, without regard to its choice of law principles to the contrary.

Dated: February 7, 2003	/s/ DIANE RENIHAN
Diane Renihan

COINSTAR, INC.

Dated: February 7, 2003	By:	/s/ DAVID W. COLE
	Its:	C.E.O.

EXHIBIT A

February 7, 2003

Board of Directors

Gentlemen:

I hereby resign as Chief Financial Officer of Coinstar, Inc. effective February 28, 2003.

Sincerely,

/s/ DIANE L. RENIHAN

Diane L. Renihan